Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated February 3, 2025 (the “Effective Date”), is entered into by and between Asarina Pharma AB, a Swedish corporation (“Asarina” or “Seller”), and Relmada Therapeutics, Inc. a Nevada corporation (“Relmada” or “Buyer”).

Background

WHEREAS, Seller is the sole owner of the Purchased Assets (as defined below); and

WHEREAS, Seller and Buyer are parties to that certain exclusivity agreement dated October 25, 2024 pursuant to which Buyer paid Seller an exclusivity fee of Two Hundred Fifty Thousand Dollars ($ 250,000) (the “Exclusivity Fee”) which Exclusivity Fee shall be creditable against the Purchase Price (as hereinafter defined);

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions

All terms not defined below are as defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly Controls, is Controlled by or is under common Control with another Person. A Person will be deemed to “Control” another Person if it has the power to direct or cause the direction of the other Person, whether through ownership of securities, by contract or otherwise.

“Applicable Laws” means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, ordinances, regulatory policies, codes, guidelines, official directives, orders, rulings, judgments and decrees of any Governmental Authority.

“Assumed Liabilities” means only Liabilities of the Seller arising after the Effective Date under the Transferred Contracts or such other liabilities expressly set forth in Exhibit A hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, USA, are permitted or required to close by law or regulation.

“Compound” means Sepranolone (isoallopregnanolone) and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, crystalline form, co-crystalline form, amorphous form, prodrug form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing.

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Excluded Liabilities” means any and all Liabilities of Seller that are not expressly included in the definition of Assumed Liabilities, including, but not limited to:

(a)	any and all Liabilities arising prior to or on the Effective Date under the Transferred Contracts;

(b)	any and all Liabilities of Seller with respect to taxes;

(c)	any and all Liabilities arising out of or otherwise relating to the employment or service of any person by Seller;

(d)	any and all Liabilities of Seller under this Agreement or incurred in connection with the negotiation or consummation of this Agreement; and

(e)	any and all Liabilities of the Seller arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Effective Date.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“Governmental Authority” means any court, governmental agency, department or commission or other governmental authority or instrumentality, including, but not limited to, the FDA.

“Intellectual Property Rights” means all right, title and interest of Seller or any of its Affiliates (including, but not limited to, rights held under any other Transferred Contract) in and to (a) the Patent Rights, (b) the Trademarks, (c) the Know-How, (d) the Technical Information and (e) any copyrights and other intellectual property related to any of the foregoing, the Technology and/or any of the Compounds.

“Know-How” means any know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any other type of intellectual property right (other than the Patent Rights) and any manufacturing technology and data (including formulation and Chemistry, Manufacturing and Controls (CMC) data), in each case related to the Technology or the Compound.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

“Losses” means, in relation to representations and warranties under Article 4 in this Agreement, any direct and any reasonably foreseeable indirect claims, losses, damages, Liabilities, taxes, judgments, penalties, costs and expenses (including reasonable legal fees and expenses) on a Euro to Euro basis and, in relation to covenants, agreements and obligations contained in this Agreement, any and all claims, losses, damages, Liabilities, taxes, judgments, penalties, costs and expenses (including reasonable legal fees and expenses).

“Parties” means collectively the Seller and Buyer.

“Party” means either the Seller or Buyer.

“Patent Rights” means all patents and patent applications owned by or licensed to Seller or any of its Affiliates related to the Compound and/or manufacture, use or administration thereof as listed on Exhibit B.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Potential Suppliers” means those potential suppliers of interest to Buyer set forth on Exhibit D.

“Purchased Assets” means:

(a)	the Intellectual Property Rights;

(b)	the Transferred Contracts;

(c)	any inventories of Compound or other supplies, equipment and other tangible assets used in connection with the development of the Compound;

(d)	all authorizations, consents, approvals, licenses, orders, permits and exemptions of, and filings or registrations with, any Governmental Authority including any INDs, to the extent transferable by the Seller;

(e)	all books, records, files and papers relating or necessary to the conduct of any of the other Purchased Assets or the business of the Seller or any of its Affiliates related to the Technology or the Compound;

(f)	all rights and claims of the Seller or any of its Affiliates, whether mature, contingent or otherwise, against any Person, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of off-set and credits of all kinds and all other general intangibles; provided, however, that such rights and claims shall not include any rights and claims of Seller under this Agreement;

(g)	the benefit of coverage provided by all current and expired insurance policies of Seller and its Affiliates to the extent they relate to any of the Purchased Assets or Assumed Liabilities; and

(h)	all other assets used or useful in the development of the Compound, whether or not reflected on the books and records of the Seller or any of its Affiliates.

“Purchase Price” means €3,000,000

“Technical Information” means any and all data and other information that exists as of the Effective Date and relates to the Technology and/or the Compound or is otherwise necessary or useful for the further development or commercialization of the Compound, including, but not limited to, any investigational new drug applications, correspondence with FDA or other governmental authorities, clinical data, pre-clinical data, adverse event data, pharmaceutical development reports, formulations and any and all other medical and technical information.

“Technology” means the inventions described in the Patent Rights and any and all other technology under development by Seller or any of its Affiliates related to the Compounds and/or any products incorporating the Compound.

“Territory” means worldwide

“Third Party” means any legal person, entity or organization other than Buyer, Seller or an Affiliate of either Party.

“Trademarks” means all rights with respect to (a) the “Sepranolone” name and (b) any and all other trademarks, service marks, service names, trade names, internet domain names, brand marks, brands, trade dress, package designs, product inserts, labels, logos and associated artwork owned by Seller or any of its Affiliates related to the Technology or Compound, including any and all applications or registrations for any of the foregoing, and extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto.

“Transferred Contracts” means the contracts (if any) listed on Exhibit C.

Section 1.2 Interpretation. When used in this Agreement the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.” Any terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.

Section 1.3 Currency. All currency amounts referred to in this Agreement are in Euros, unless otherwise specified.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale. Seller (on behalf of itself and its Affiliates) hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts, all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

Section 2.2 Assumption of Assumed Liabilities; Excluded Liabilities. Buyer hereby assumes only the Assumed Liabilities. Buyer will not assume or be liable for any of the Excluded Liabilities. Seller shall pay, discharge and satisfy, as they become due, all Excluded Liabilities.

Section 2.3 Deliveries. Within ten (10) business days after the Effective Date and after receiving the payment in accordance with Section 3.1, Seller will deliver to Buyer (a) any tangible materials included in the Purchased Assets and (b) copies (in the format in which they are maintained by Seller) of all books, records, data, contracts, files and other information included in the Purchased Assets.

ARTICLE 3
FINANCIAL TERMS

Section 3.1 Payment. Within ten (10) business days after the Effective Date, Relmada shall pay Asarina a payment of Two Million and Seven Hundred Fifty Six Thousand Euros (€2,756,000) payable by wire transfer of immediately available funds to an account designated by Asarina which payment equals the Purchase Price less the Exclusivity Fee.

Section 3.2 Taxes. Each Party agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with applicable law and with the terms of this Agreement and agrees not to take any position inconsistent therewith on any tax return, in any tax refund claim, in any litigation or otherwise. Each Party will bear its own taxes payable in connection with the transactions contemplated hereby. Buyer shall have no obligation for any capital gains or other income taxes owed by Seller as a result of the transaction.

Section 3.3 Transfer costs. All external shipping expenses for the delivery or requested movement of tangible material included in the Purchased Assets as well as all fees and other external expenses directly related to the transfer of the IP to the Buyer shall be paid by Buyer or fully reimbursed by Buyer if such expenses have been paid by Seller.

Section 3.4 IP Costs. Buyer shall reimburse Seller for any reasonable documented IP costs related to the Purchased Assets which Seller has incurred or may incur after December 1, 2024.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization; Authority; Execution and Delivery. Seller is a corporation, duly organized, validity existing and in good standing under the laws of Sweden. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been validly authorized. This Agreement has been executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute the legal and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law. Seller intends to initiate a liquidation of the Seller and its Affiliate before the end of 2025.

Section 4.2 Consents; No Violation, Etc. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby (including the transfer of the Purchased Assets to Buyer) and the compliance with the terms hereof will not: (i) violate any Applicable Law applicable to Seller or any of its Affiliates, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller or any of its Affiliates, (iii) conflict with or violate any Transferred Contract or any other contract to which Seller or any of its Affiliates is a party or by which it is otherwise bound or (iv) require Seller or any of its Affiliates to obtain any approval, authorization, consent, license, exemption, filing or registration from or with any court, arbitrator, Governmental Authority or pursuant to any contract by which Seller or any of its Affiliates is bound or that otherwise relates to any of the Purchased Assets or the Compound.

Section 4.3 Litigation. There are no claims, suits, actions or other proceedings pending or threatened in writing against Seller or any of its Affiliates at law or in equity before or by any Governmental Authority, domestic or foreign, involving or related to the Purchased Assets or which may in any way adversely affect the performance of Seller’s obligations under this Agreement or the transactions contemplated hereby.

Section 4.4 Title to Purchased Assets. Immediately prior to the transfer of the Purchased Assets to Buyer, Seller is the sole and exclusive owner of, has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, and has the right to convey the same to Buyer without conflicting with the terms of any contract to which Seller or any of its Affiliates is bound. No Third Party holds any license, option, reversionary interest or other right with respect to any of the Purchased Assets or the Compound.

Section 4.5 No Undisclosed Liabilities. Seller does not have any Liabilities in relation to Purchased Assets, except (i) as disclosed, reflected or reserved against in the balance sheet of Seller as of December 31, 2024 (a true and complete copy of which has been provided by Seller to Buyer) and (ii) for immaterial Liabilities incurred since December 31, 2024, in the ordinary course of the business of Seller that do not exceed €25,000 in the aggregate (none of which results from, arises out of or relates to any breach or violation of, or default under, any Transferred Contract or Applicable Law).

Section 4.6 Transferred Contracts. Seller has delivered to Buyer complete copies of each of the Transferred Contracts, including any and all amendments thereto and (i) each Transferred Contract is valid, binding and enforceable on Seller and to Seller’s knowledge to each party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law) and is in full force and effect, (ii) neither Seller or any of its Affiliates (nor to Seller’s knowledge, any other party to a Transferred Contract) is in material breach or violation of, or default under, any Transferred Contract and (iii) no consent of any Person is required in connection with the assignment of the Transferred Contracts to Buyer pursuant to this Agreement. A list of potential Suppliers including address, phone # and contact related to the Purchased Assets is set forth on Exhibit D.

Section 4.7 Compliance with Applicable Law. The research and development of the Compounds and the Technology has at all times been conducted in compliance with all Applicable Laws.

Section 4.8 Product Intellectual Property. There are no patents or patent applications owned by or licensed to Seller or any of its Affiliates related to the Compound and/or manufacture, use or administration thereof, other than the Patent Rights listed on Exhibit B hereto. The Intellectual Property Rights for the three patent families listed on Exhibit B in the US, Japan and the EU are all valid, enforceable and in full force and effect. Exhibit B also includes a list of countries where patents or patent applications have been abandoned by Asarina but in some cases may be resurrected. The decision to resurrect and the cost associated with resurrection of any of these patents or patent applications are the full responsibility of Buyer. To Seller’s knowledge, the use of the Compound and the Technology in connection with the development, manufacture, use, sale and commercialization of any Compound (or any products incorporating any Compound) does not and will not infringe, misappropriate or violate any patent, copyright, trade secret or other intellectual property or contractual right of any Third Party. Neither Seller nor any of its Affiliates has received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation in the Territory (including any claim that Seller or any of its Affiliates must license or refrain from using any intellectual property rights relating to the Compound or any Technology).

Section 4.9 No Other Compound-Related Assets. The Purchased Assets constitute substantially all of the assets of Seller and its Affiliates related to the Compound. Except for the Purchased Assets, neither Seller nor any of its Affiliates nor any other Person holds any ownership, license, option, right of reference or other right or interest in or to any patent, copyright, trade secret, trademark, data, know-how, contractual right or other tangible or intangible asset that is necessary or useful for the development or commercialization of the Technology or the Compound.

Section 4.10 Taxes. Neither Seller nor any of its Affiliates has any Liability with respect to any taxes for which Buyer would reasonably be expected to become liable or that would reasonably be expected to adversely affect Buyer’s right to use and enjoy any of the Purchased Assets, free and clear of any Encumbrances, including liens for Taxes.

Section 4.11 No Brokers. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to this Agreement for which Buyer could become liable or obligated or which could result in an Encumbrance being filed against any of the Purchased Assets.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article 4, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller. Accordingly, the Seller makes no representations or warranties, express or implied, regarding the commercial viability, marketability, or profitability of the Purchased Assets. The Buyer acknowledges and agrees that the Seller does not guarantee that the Purchased Assets can be successfully commercialized or that it will generate any revenue or profit.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization; Authority; Execution and Delivery. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been authorized. This Agreement has been executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing regardless) of whether considered in a proceeding in equity or at law.

Section 5.2 Consents; No Violations, Etc. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby (including the transfer of the Purchased Assets to Buyer) and the compliance with the terms hereof will not: (i) violate any Applicable Law applicable to Buyer, (ii) conflict with any provision of the Company’s charter (or similar organizational document) of Buyer, (iii) conflict with or violate any contract to which Buyer or any of its Affiliates is a party or by which it is otherwise bound or (iv) require Buyer or any of its Affiliates to obtain any approval, authorization, consent, license, exemption, filing or registration from or with any court, arbitrator, Governmental Authority or pursuant to any contract by which Buyer or any of its Affiliates is bound.

Section 5.3 No Brokers. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to this Agreement for which Seller could become liable or obligated.

Section 5.4 Finances. The Buyer has secured sufficient and unconditional financing or has available internal funds to enable it to complete, fully and in a timely manner, the purchase and to make any payments that the Buyer is or may become required to make pursuant to this Agreement.

Section 5.5 No Other Representations or Warranties. Except for the representations and warranties of Buyer expressly set forth in this Article 5, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE 6
OTHER AGREEMENTS

Section 6.1 Restrictive Covenants. As a material inducement for Buyer to enter into this Agreement, Seller agrees to the covenants and restrictions set forth below in this Section 6.1, and Seller hereby acknowledges and agrees that Buyer would not execute and deliver this Agreement and consummate the transactions contemplated hereby in the absence of such covenants by Seller and the Seller Shareholders.

(a)	Seller (i) shall not (and shall ensure that its Affiliate do not), directly or indirectly, disclose or use or otherwise exploit for their own benefit or for the benefit of any other Person, any of the Know-How, Technical Information or other non-public information included in the Purchased Assets (collectively, “Confidential Information”) and (ii) shall safeguard any Confidential Information in their possession or control by all reasonable measures. However, the Buyer acknowledges and accepts that the Seller may have disclosed some Confidential Information before the Effective Date (subject to the terms of confidentiality agreements which are included in the Transferred Contracts) if required during the ordinary course of business of the Seller. Seller acknowledges and agrees that any and all Confidential Information will be, as of the Effective Date and subject to the payment in accordance with Section 3.1, the exclusive property of Buyer.

(b)	For a period of three (3) years from the Effective Date (the “Restricted Period”), Seller shall not (whether directly or through any Affiliate, licensee or other Third Party) engage the development or commercialization of any therapeutic containing any compound targeting the GABA receptor for the treatment of [***] (the “Restricted Field”).

(c)	During the Restricted Period, neither Seller nor any of its Affiliates shall solicit for employment or other engagement any employee or agent of Buyer or any of its Affiliates.

Section 6.2 Bulk Sales. Seller shall use best efforts to comply with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.3 Further Assurances. Each Party, upon the request of the other Party and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. The Seller is not obliged to fulfil any obligations in relation to this Section 6.3 if payment in accordance with Section 3.1 is not received. The recordal of the change of name and title of the holder with the proper authorities is the responsibility of the Buyer. The costs (including official fees and attorney fees) in relation to these recordals shall be borne solely by the Buyer. The Parties acknowledge and agree that all IP expenses related to the Purchased Assets incurred as from 1 December 2024 shall be paid by the Buyer in accordance with section 3.4.

ARTICLE 7
INDEMNIFICATION; LIABILITY

Section 7.1 Indemnification by Seller. Seller hereby agrees to indemnify and defend Buyer and its Affiliates, and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Losses to the extent such Losses arise from or in connection with the following:

(a)	any breach by Seller of any representation or warranty made by Seller under this Agreement;

(b)	any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement;

(c)	any taxes of Seller; and

(d)	any of the Excluded Liabilities.

Section 7.2 Indemnification by Buyer. Buyer hereby agrees to indemnify and defend Seller and its officers, directors and employees (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Losses to the extent such Losses arise from or in connection with the following:

(a)	any breach by Buyer of any representation or warranty made by Buyer under this Agreement;

(b)	any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement; and

(c)	any of the Assumed Liabilities.

Section 7.3 Limitation of indemnification. The Seller’s liability in respect of any breach of any of the representations and warranties made by the Seller under this Agreement is subject to the limitations set out below:

(a)	A liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable, it being noted that this shall not prevent the Buyer from raising a claim for such Loss and will therefore not operate to exclude liability in relation to a claim made for a contingent liability within the time limit set out in Section 7.5.

(b)	If any Loss is a tax-deductible item, or relates to an untaxed reserve, the recoverable Loss shall be reduced by an amount equivalent to the Loss multiplied by the actual corporate tax rate applicable in the relevant jurisdiction of the Buyer during the relevant fiscal year.

(c)	The Buyer shall not be entitled to recover from the Seller more than once in respect of the same Losses suffered. In particular, without limitation, the foregoing shall apply where one and the same set of facts qualifies under more than one provision entitling the Buyer to a claim or remedy under or in connection with this Agreement.

(d)	No claim may be made, and no liability shall arise if and to the extent that:

i.	such claim is based on facts or circumstances which have been actually disclosed to the Buyer in this Agreement, or the due diligence documents or which were otherwise known to the Buyer on or prior to the Effective Date;

ii.	Reserved

iii.	such claim occurs as a result of the passing of any legislation not in force at the Effective Date, or which takes effect retroactively, or occurs as a result of any increase in the tax rate in force on the Effective Date or any change in the generally established practice of the relevant tax authorities;

iv.	Buyer actually receives proceeds with respect to such claim under an insurance policy of the Buyer;

v.	such claim has been recovered by the Buyer from any Third Party, or is otherwise compensated for or would have been compensated for if the Buyer had taken reasonable steps to mitigate the Loss; and

vi.	Reserved.

Section 7.4 Certain Limitations. The aggregate amount of all Losses that may be recovered by the Buyer Indemnified Parties from Seller pursuant to all claims for indemnification for breaches of representations and/or warranties under Section 7.1(a) (other than with respect to (A) fraud and/or (B) Seller’s breach of any of the representations or warranties in Section 4.1 (“Organization; Authority; Execution and Delivery”), Section 4.2 (“Consents; No Violation, Etc.”) or Section 4.4 (“Title to Purchased Assets”) (collectively, the “Fundamental Representations”)), shall not exceed, in total, one million five hundred thousand euros (€1,500,000.00) (the “Cap”). The aggregate amount of all Losses that may be recovered by the Seller Indemnified Parties from Buyer pursuant to all claims for indemnification for breaches of representations and/or warranties under Section 7.2(a), shall not exceed the Cap. For the avoidance of doubt, the Cap shall not apply to either Party’s indemnity obligations under Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.2(b), or Section 7.2(c). The Buyer shall not be entitled to compensation for any Loss resulting from a breach of Seller’s representations or warranties unless the aggregate amount of all recoverable Losses in total equals to or exceeds an amount corresponding to thirty thousand euros (€30,000.00), in which case the entire amount of the Losses shall be recoverable. The Seller shall not be entitled to compensation for any Loss resulting from a breach of Buyer’s representations or warranties unless the aggregate amount of all recoverable Losses in total equals to or exceeds an amount corresponding to thirty thousand euros(€30,000) in which case the entire amount shall be recoverable.

Section 7.5 Survival of Representations and Warranties. Except for the Fundamental Representations (which shall survive and remain in full force and effect at all times after the Effective Date), the representations and warranties set forth in Article 4 and Article 5 shall survive and remain in full force and effect until December 31, 2025.

Section 7.6 Sole Remedy. Except in the event of fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims with respect to breaches of any representation or warranty stated in Article 4 or Article 5 shall be pursuant to the rights to indemnification set forth in this Article 7.

Section 7.7 Indemnity Procedures.

(a) In order for an indemnified party under this Article 7 (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses, notify its applicable insurer and the indemnifying party under this Article 7 (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of the Losses and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been actually prejudiced as a result of the failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party’s receipt of such request, all information, records and documentation reasonably requested by the Indemnifying Party with respect to such Losses

(b) If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information, which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party will seek the approval of the Indemnified Party (not to be unreasonably withheld) to any settlement, compromise or discharge of such Third Party Claim the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent). The Indemnifying Party shall reimburse upon demand, all reasonable costs and expenses incurred by the Indemnified Party in cooperation with the defense or prosecution of the Third Party Claim.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 8.2 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given: (a) on the date delivered, if personally delivered, (b) upon sending, if by email with delivery receipt, (c) three (3) Business Days after being sent by Federal Express or another internationally recognized express mail service which utilizes a written form of receipt in each case addressed to the applicable party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Buyer, to:

Relmada Therapeutics, Inc

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL 33134

Attention: Sergio Traversa, CEO

with a copy to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Facsimile: [***]

Attn: Michael J. Lerner, Esq.

if Seller, to:

Asarina Pharma AB

c/o Peter Nordkild

Rigensgade 11A, 2

DK-1316 Copenhagen K

Attention: Jakob Dynnes Hansen

[***]

with a copy to:

Fredersen Advokatbyrå AB
Birger Jarlsgatan 8

SE-114 34 Stockholm

Attention: Hannes Mellberg

[***]

Section 8.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order to ensure that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by electronic means (including Docusign or in Adobe Portable Document Format (PDF) sent by electronic mail) shall be deemed to be original signatures.

Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings both written and oral (including any letter of intent, memorandum of understanding electronic communicators, e-mail or term sheet), between the Parties with respect to the subject matter hereof. Except as specifically provided herein, this Agreements is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.7 Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

Section 8.8 Jurisdiction; Venue, Service of Process. Buyer and Seller each agrees to irrevocably submit to the sole and exclusive jurisdiction of the state and federal courts located in New York County, New York for any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and hereby waives any objection to the laying of venue in such courts. Each Party agrees that service of any process, summons, notice or document by international courier service in accordance with Section 8.2 shall be effective service of process.

Section 8.9 Publicity. Neither Party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other Party. Notwithstanding the foregoing (a) either Party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such Party’s counsel may be required by any Applicable Law or the rules of any stock exchange on which such Party’s or any of its Affiliates’ securities trade and (b) Buyer may publicize its development of the Compounds, the Technology and/or any resulting Products without approval from Seller.

Section 8.10 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior, written consent of the other Party; provided, however, that notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement, without any obligation to obtain the other Party’s consent, to (i) any of its Affiliates or (ii) in connection with any merger, consolidation, sale of all or substantially all of the assets of such Party (or, in the case of Buyer, Buyer’s business related to the Compound or any resulting product) or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either Party of its responsibility for the performance of any obligation. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 8.11 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. Each Party may, by a signed written instrument, waive compliance by the other Party with any term or provision of this Agreement that such other Party was obligated to comply with or perform.

[Remainder of Page Intentionally Left Blank- Signature Page to Follow]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

RELMADA THERAPEUTICS, INC.		ASARINA PHARMA AB

By:	/s/ Sergio Traversa	By:	/s/ Paul de Potocki
Name:	Sergio Traversa	Name:	Paul de Potocki
Title:	Chief Executive Officer	Title:	Chairman

		By:	/s/ Peter Hviid Nordkild
		Name:	Peter Hviid Nordkild
		Title:	CEO

[signature page to Asset Purchase Agreement]